CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,829,000	$209.60

July 2012
Pricing Supplement No.530
Registration Statement No. 333-177923
Dated July 20, 2012
Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Commodities

Commodity ELKS® Securities due January 25, 2013
Based on the Performance of a Brent Crude Oil Futures Contract
The ELKS offered are unsecured and unsubordinated obligations of JPMorgan Chase & Co. and offer an enhanced yield strategy that pays a periodic, above-market, fixed-rate coupon as specified below, and will have the terms described below, as supplemented by the accompanying product supplement, prospectus supplement and prospectus.  The ELKS do not guarantee the return of any principal at maturity.  Instead, at maturity, the ELKS will pay either (i) an amount of cash equal to the stated principal amount of the ELKS or (ii) if the contract price of the first nearby month (or, in some circumstances, the second nearby month) futures contract on Brent crude oil, stated in U.S. dollars per barrel, as made public by ICE Futures Europe (the “commodity futures contract”) is at or below the downside threshold price on the valuation date, an amount in cash equal to the stated principal amount multiplied by the contract performance factor (as defined below).  This amount could be significantly less than the stated principal amount of the ELKS and may be zero.  The ELKS are for investors who are willing to risk their principal through a single commodity futures contract-linked investment but are willing to forgo the opportunity to participate in any appreciation in the price of the commodity futures contract in exchange for the above-market coupon.  The ELKS are issued as part of JPMorgan Chase & Co.’s Medium-Term Notes, Series E, program.  Any payment on the ELKS is subject to the credit risk of JPMorgan Chase & Co.  “ELKS” is a registered service mark of Citigroup Global Markets Inc.  Used under license.
FINAL TERMS – JULY 20, 2012
Issuer:	JPMorgan Chase & Co.
Aggregate principal amount:	$1,829,000
Stated principal amount:	$1,000 per ELKS
Issue price:	$1,000 per ELKS
Pricing date:	July 20, 2012
Original issue date:	July 25, 2012 (3 business days after the pricing date)
Maturity date:
January 25, 2013, subject to postponement for certain market disruption events and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 2-I or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I.

Commodity futures contract:
The ELKS are linked to the first nearby month futures contract for Brent crude oil (Bloomberg symbol “CO1”) traded on ICE Futures Europe or, in some circumstances, the second nearby month futures contract for Brent crude oil (Bloomberg symbol “CO2”) traded on ICE Futures Europe, as described under “— Contract price” below.

Coupon:
9.00% per annum (equivalent to $45.00 per ELKS for the term of the ELKS), paid monthly and calculated on a 30/360 basis (notwithstanding anything to the contrary in the accompanying product supplement no. 2-I).  If the ELKS are accelerated due to the occurrence of a commodity hedging disruption event, no further coupons will be paid.

Coupon payment dates:	Monthly, on the 25th of each month, beginning on August 25, 2012. For purposes of the accompanying product supplement no. 2-I, each coupon payment date is an Interest Payment Date.
Payment at maturity (per ELKS):
•   If the contract price is above the downside threshold price on the valuation date, then you will receive an amount in cash equal to $1,000 per ELKS; or
•   If the contract price is at or below the downside threshold price on the valuation date, then you will receive an amount in cash equal to the stated principal amount multiplied by the contract performance factor.  This amount could be significantly less than the stated principal amount of the ELKS and may be zero.
The payment at maturity is subject to the impact of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I and in “Risk Factors — We may accelerate your ELKS if a commodity hedging disruption event occurs” in this pricing supplement.

Initial contract price:	$106.83, which is the contract price of the commodity futures contract on the pricing date
Ending contract price:	The contract price of the commodity futures contract on the valuation date
Downside threshold price:	$85.46, which is equal to 80% of the initial contract price
Contract performance factor:	The ending contract price divided by the initial contract price
Contract price:
On any relevant day, the official settlement price per barrel on ICE Futures Europe of the first nearby month futures contract for Brent crude oil, stated in U.S. dollars, as made public by ICE Futures Europe (Bloomberg symbol: “CO1” <Comdty>), provided that if such day falls on the last trading day of such futures contract (all pursuant to the rules of ICE Futures Europe), then the second nearby month futures contract (Bloomberg symbol: “CO2” <Comdty>) on that day

Valuation date:
January 22, 2013, subject to adjustment for non-trading days or certain market disruption events and as described under “Description of Notes — Postponement of a Determination Date — Single Component Notes Linked to a Single Commodity or Commodity Futures Contract” in the accompanying product supplement no. 2-I

CUSIP/ISIN:	48125VJ43 /US48125VJ436
Listing:	The ELKS will not be listed on any securities exchange.
Agent:	JPMorgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to Public(1)	Fees and Commissions(2)	Proceeds to Issuer
Per ELKS	$1,000.00	$15.00	$985.00
Total	$1,829,000.00	$27,435.00	$1,801,565.00

(1)
The price to the public includes the estimated cost of hedging our obligations under the ELKS through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on PS-43 of the accompanying product supplement no. 2-I.

(2)
JPMS, acting as agent for JPMorgan Chase & Co., received a commission of $15.00 per $1,000 stated principal amount ELKS and used all of that commission to allow selling concessions to Morgan Stanley Smith Barney LLC (“MSSB”).  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-89 of the accompanying product supplement no. 2-I.

Investing in the ELKS involves a number of risks.  See “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 2-I and “Risk Factors” beginning on page [INSERT PAGE NUMBER] of this pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the ELKS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
The ELKS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement no. 2-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the ELKS” at the end of this document.
Product supplement no. 2-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007591/e46165_424b2.pdf
Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Commodity ELKS® Securities due January 25, 2013
Based on the Performance of a Brent Crude Oil Futures Contract

Recent Developments

On July 13, 2012, we reported that we had reached a determination to restate our previously filed interim financial statements for the first quarter of 2012 and that our previously filed interim financial statements for the first quarter of 2012 should not be relied upon.  The restatement will have the effect of reducing our reported net income for the 2012 first quarter by $459 million.  The restatement relates to valuations of certain positions in the synthetic credit portfolio of our Chief Investment Office.  Our principal transactions revenue, total net revenue and net income for the first six months of 2012, and the principal transactions revenue, total net revenue and net income of our Chief Investment Office for the first six months of 2012, will remain unchanged as a result of the restatement.

We also reported, on July 13, 2012, management’s determination that a material weakness existed in our internal control over financial reporting at March 31, 2012.  During the first quarter of 2012, the size and characteristics of the synthetic credit portfolio changed significantly.  These changes had a negative impact on the effectiveness of our Chief Investment Office’s internal controls over valuation of the synthetic credit portfolio.  Management has taken steps to remediate the internal control deficiencies, including enhancing management oversight over valuation matters.  The control deficiencies were substantially remediated by June 30, 2012. For further discussion, please see Item 4.02(a) of our Current Report on Form 8-K dated July 13, 2012.

The reported trading losses have led to heightened regulatory scrutiny, and any future losses related to these positions and the material weakness in our internal control over financial reporting may lead to additional regulatory or legal proceedings against us and may adversely affect our credit ratings and credit spreads and, as a result, the market value of the ELKS.  See Item 4.02(a) of our Current Report on Form 8-K dated July 13, 2012 and “Risk Factors — The ELKS are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the ELKS” in this pricing supplement for further discussion.

On July 13, 2012, we also announced earnings for the second quarter of 2012.  See our Current Report on Form 8-K dated July 13, 2012 (related solely to Item 2.02 and related exhibits under Item 9.01) for more information about our 2012 second quarter results.

Investment Summary

Commodity ELKS® Securities

ELKS pay a periodic, above-market, fixed-rate coupon, on a per annum basis.  At maturity, the ELKS will pay either (i) an amount of cash equal to $1,000 (the stated principal amount of the ELKS), if the contract price of the commodity futures contract is above the downside threshold price on the valuation date, or (ii) an amount in cash equal to the stated principal amount multiplied by the contract performance factor, if the contract price of the commodity futures contract is at or below the downside threshold price on the valuation date.

The ELKS do not guarantee the return of any principal and offer no potential for participation in any appreciation of the commodity futures contract.  If the contract price of the commodity futures contract is at or below the downside threshold price on the valuation date, the ELKS are exposed on a 1:1 basis to the negative performance of the commodity futures contract.

Maturity:	Approximately 6 months
Coupon:	9.00% per annum (equivalent to $45.00 per ELKS for the term of the ELKS), paid monthly and calculated on a 30/360 basis.
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the ELKS.
Downside threshold price:	80% of the initial contract price

The ELKS are not futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”).  The ELKS are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

July 2012	Page 2

Commodity ELKS® Securities due January 25, 2013
Based on the Performance of a Brent Crude Oil Futures Contract

Key Investment Rationale

The ELKS provide investors with a coupon greater than the rate we would pay on a conventional debt security with the same maturity in exchange for the risk that investors may receive an amount that is less than the stated principal amount if the contract price of the commodity futures contract is at or below the downside threshold price on the valuation date.  The ELKS do not guarantee the return of any principal and offer no potential for participation in any appreciation of the commodity futures contract.

Enhanced Yield
▪  A monthly coupon, the rate per annum of which is higher than the rate we would pay on a conventional debt security with the same maturity.
▪  The coupon will be paid regardless of the performance of the commodity futures contract.

Upside Scenario
▪  If the contract price of the commodity futures contract is above the downside threshold price on the valuation date, we will repay at maturity the stated principal amount per ELKS, resulting in a total return on a per annum basis equal to the coupon.  You will not participate in any appreciation in the commodity futures contract, even if the contract price of the commodity futures contract on the valuation date or at maturity is above the initial contract price.

Downside Scenario
▪  If the contract price of the commodity futures contract is at or below the downside threshold price on the valuation date, we will pay you at maturity for an amount per ELKS in cash equal to the stated principal amount multiplied by the contract performance factor.  This amount will be significantly less than the stated principal amount of the ELKS and may be zero.  In this scenario, the ELKS will have outperformed the commodity futures contract on a per annum basis.

July 2012	Page 3

Commodity ELKS® Securities due January 25, 2013
Based on the Performance of a Brent Crude Oil Futures Contract

Hypothetical Examples

The following examples illustrate the payment at maturity on the ELKS (assuming an exact six-month term) for a range of hypothetical contract prices for the commodity futures contract at maturity under two different scenarios for the hypothetical contract prices of the commodity futures contract on the valuation date to illustrate the effect on the return at maturity of both the contract price of the commodity futures contract at maturity and the contract price of the commodity futures contract relative to the downside threshold price on the valuation date.

The hypothetical examples are based on the following terms and assume a term of six months:

▪ Stated principal amount (per ELKS):	$1,000
▪ Hypothetical initial contract price:	$100 (the hypothetical contract price of the commodity futures contract on the pricing date)
▪ Hypothetical downside threshold price:	$80 (80% of the hypothetical initial contract price)
▪ Annual coupon:	9.00%

TABLE 1:  This table represents the hypothetical payment at maturity and the total payment over the term of the ELKS (assuming an exact six-month term) on a $1,000 investment in the ELKS if the contract price of the commodity futures contract is above the hypothetical downside threshold price of $80 on the valuation date.  Consequently, the payment at maturity in each of these examples would be a fixed amount equal to the stated principal amount of $1,000 per ELKS (plus the final coupon) in cash and would not vary based on the ending contract price.

Hypothetical ending contract price	Value of payment at maturity per ELKS	Total monthly coupon payments per ELKS	Value of total payment per ELKS	Return on the commodity futures contract	Total return on the ELKS
$0	N/A	N/A	N/A	N/A	N/A
$80.00	N/A	N/A	N/A	N/A	N/A
$90.00	$1,000.00	$45.00	$1,045.00	-10.00%	4.50%
$95.00	$1,000.00	$45.00	$1,045.00	-5.00%	4.50%
$100.00	$1,000.00	$45.00	$1,045.00	0.00%	4.50%
$125.00	$1,000.00	$45.00	$1,045.00	25.00%	4.50%
$150.00	$1,000.00	$45.00	$1,045.00	50.00%	4.50%
$175.00	$1,000.00	$45.00	$1,045.00	75.00%	4.50%
$200.00	$1,000.00	$45.00	$1,045.00	100.00%	4.50%

July 2012	Page 4

Commodity ELKS® Securities due January 25, 2013
Based on the Performance of a Brent Crude Oil Futures Contract

TABLE 2:  This table represents the hypothetical payment at maturity and the total payment over the term of the ELKS (assuming an exact six-month term) on a $1,000 investment in the ELKS if the contract price of the commodity futures contract is at or below the downside threshold price of $80 on the valuation date.  Consequently, the payment at maturity in each of these examples would be less than the stated principal amount per ELKS and would vary based on the ending contract price.

Hypothetical ending contract price	Value of payment at maturity per ELKS ($1,000 times contract performance factor)	Total monthly coupon payments per ELKS	Value of total payment per ELKS	Return on the commodity futures contract	Total return on the ELKS
$0	$0.00	$45.00	$45.00	-100.00%	-95.50%
$25.00	$250.00	$45.00	$295.00	-75.00%	-70.50%
$50.00	$500.00	$45.00	$545.00	-50.00%	-45.50%
$75.00	$750.00	$45.00	$795.00	-25.00%	-20.50%
$80.00	$800.00	$45.00	$845.00	-20.00%	-15.50%

It is not possible to present a chart or table illustrating the complete range of possible payments at maturity.  The examples of the hypothetical payment calculations above are intended to illustrate the effect of general trends in the contract price of the commodity futures contract on the valuation date on the amount payable to you at maturity, if any.  The actual payment amounts received by you will depend on (a) whether the contract price of the commodity futures contract is at or below the downside threshold price on the valuation date and (b) the contract price of the commodity futures contract on the valuation date.

You can review the historical prices of the commodity futures contract in the section below called “Historical Information” on page [INSERT PAGE NUMBER].  The historical performance of the commodity futures contract should not be taken as an indication of its future performance.  It is impossible to predict whether the price of the commodity futures contract will rise or fall, whether the price of the commodity futures contract will or will not be at or below the downside threshold price on the valuation date.

July 2012	Page 5

Commodity ELKS® Securities due January 25, 2013
Based on the Performance of a Brent Crude Oil Futures Contract

Risk Factors

The ELKS are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the ELKS.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the ELKS and the suitability of the ELKS in light of their particular circumstances.  The following is a non-exhaustive list of certain key risk factors for investors in the ELKS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 2-I.

▪
Restatement and non-reliance of our previously filed interim financial statements for the first quarter of 2012.  On July 13, 2012, we reported that we had reached a determination to restate our previously filed interim financial statements for the first quarter of 2012 and that our previously filed interim financial statements for the first quarter of 2012 should not be relied upon.  As a result, we will be filing an amendment to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.  When making an investment decision to purchase the ELKS, you should not rely on our interim financial statements for the first quarter of 2012 until we file an amendment to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.  See “Recent Developments” in this pricing supplement and Item 4.02(a) of our Current Report on Form 8-K dated July 13, 2012.

▪
The ELKS are not ordinary debt securities — no guaranteed return of principal.  The terms of the ELKS differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity.  Our payment to you at maturity will either be (i) an amount of cash equal to the stated principal amount of each ELKS or (ii) if the contract price of the commodity futures contract is at or below the downside threshold price on the valuation date, an amount in cash per ELKS equal to the stated principal amount multiplied by the contract performance factor.  This amount will be significantly less than the stated principal amount of the ELKS and may be zero.

▪
You will not participate in any appreciation in the price of the commodity futures contract.  You will not participate in any appreciation in the price of the commodity futures contract, and your return on the ELKS will be limited to the coupons payable on the ELKS.

▪
The ELKS are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the ELKS.  The ELKS are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the ELKS.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the ELKS, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the ELKS.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the ELKS and you could lose your entire investment.

In particular, on June 21, 2012, Moody’s Investors Services downgraded our long-term senior debt rating to “A2” from “Aa3” as part of its review of 15 banks and securities firms with global capital markets operations.  Moody’s also maintained its “negative” outlook on us, indicating the possibility of a further downgrade. In addition, on May 11, 2012, Fitch Ratings downgraded our long-term senior debt rating to “A+” from “AA-” and placed us on negative rating watch for a possible further downgrade, and Standard & Poor’s Ratings Services changed its outlook on us to “negative” from “stable,” indicating the possibility of a future downgrade. These downgrades may adversely affect our credit spreads and the market value of the ELKS.  See “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2011.

In addition, on July 13, 2012, we reported that we had reached a determination to restate our previously filed interim financial statements for the first quarter of 2012.  The restatement relates to valuations of certain positions in the synthetic credit portfolio of our Chief Investment Office.  We also reported, on July 13, 2012, management’s determination that a material weakness existed in our internal control over financial reporting at March 31, 2012.

The reported trading losses have led to heightened regulatory scrutiny, and any future losses related to these positions and the material weakness in our internal control over financial reporting may lead to additional regulatory or legal proceedings against us and may adversely affect our credit ratings and credit spreads and, as a result, the market value of the ELKS.  See “Recent Developments” in this pricing supplement and Item 4.02(a) of our Current Report on Form 8-K dated July 13, 2012 for further discussion.

▪
Economic interests of the issuer, the calculation agent and other affiliates of the issuer may be different from those of investors.  We and our affiliates play a variety of roles in connection with the issuance of the ELKS, including acting as calculation agent and hedging our obligations under the ELKS.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the ELKS.  The calculation agent has determined the initial contract price, and will determine the ending contract price and the downside threshold price, and whether the contract price of the commodity futures contract is at or below the downside threshold price on the valuation date, whether a market disruption event has occurred, whether a commodity hedging disruption event has occurred and the appropriate

July 2012	Page 6

Commodity ELKS® Securities due January 25, 2013
Based on the Performance of a Brent Crude Oil Futures Contract

payment you receive at maturity.  Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and commodity hedging disruption events, may affect the payout to you at maturity or whether the ELKS are redeemed early.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the ELKS and the value of the ELKS.  It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the ELKS declines.  Please refer to “Risk Factors” in the accompanying product supplement no. 2-I for additional information about these risks.

▪
The inclusion in the original issue price of commissions and the estimated cost of hedging is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which JPMS is willing to purchase the ELKS in secondary market transactions will likely be lower than the original issue price, because the original issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the ELKS, as well as the estimated cost of hedging the issuer’s obligations under the ELKS.  In addition, any such prices may differ from values determined by pricing models used by JPMS, as a result of dealer discounts, mark-ups or other transaction costs.  The ELKS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your ELKS to maturity.

▪
The Market price of the ELKS will be influenced by many unpredictable factors.  Several factors will influence the value of the ELKS in the secondary market and the price at which JPMS may be willing to purchase or sell the ELKS in the secondary market. Although we expect that generally the contract price of the commodity futures contract on any day, including in relation to the downside threshold price, will affect the value of the ELKS more than any other single factor, other factors that may influence the value of the ELKS include:

o	the volatility (frequency and magnitude of changes in price) of the commodity futures contract,

o	supply and demand trends for Brent crude oil and the commodity futures contract,

o	time remaining until the ELKS mature,

o	interest and yield rates in the market,

o	a variety of economic, financial, political, regulatory, geographical, agricultural, meteorological and judicial events; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your ELKS prior to maturity.  For example, you may have to sell your ELKS at a substantial discount from the stated principal amount if the contract price of the commodity futures contract has declined below the initial contract price.

You cannot predict the future performance of the commodity futures contract based on its historical performance.  The contract price of the commodity futures contract may be at or below the downside threshold price on the valuation date so that you will receive at maturity an amount that is less than the stated principal amount of the ELKS.  We cannot guarantee that the price of the commodity futures contract will be above the downside threshold price on the valuation date so that you will receive an amount equal to the stated principal amount of the ELKS.

▪
We may accelerate your ELKS if a commodity hedging disruption event occurs.  If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the ELKS due to a commodity hedging disruption event, we may, in our sole and absolute discretion, accelerate the payment on your ELKS and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent.  If the payment on your ELKS is accelerated, you will receive no further coupon payments, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment.  Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I for more information.

▪
Commodity futures contracts are subject to uncertain legal and regulatory regimes.  Commodity futures contracts are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the ELKS and affect the value of the commodity futures contract.  Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted on July 21, 2010, may have a substantial adverse effect on the value of your ELKS.  Additionally, in accordance with the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission has adopted regulations that establish position limits for certain commodity-based futures contracts, such as futures contracts on certain energy, agricultural and metals based commodities.  These regulations may reduce liquidity in the exchange-traded market for such commodity-based futures contracts.  Furthermore, we or our affiliates may be unable as a result of such restrictions to effect transactions necessary to hedge our obligations under the ELKS, in which case we may, in our sole and absolute discretion, accelerate the payment on your ELKS.  See “— We may accelerate your ELKS if a commodity hedging disruption event occurs” above.

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Commodity ELKS® Securities due January 25, 2013
Based on the Performance of a Brent Crude Oil Futures Contract

▪
Prices of commodity futures contracts are characterized by high and unpredictable volatility.  Market prices of commodity futures contracts tend to be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the price of the commodity underlying the commodity futures contract.  See “The market price of Brent crude oil will affect the value of the ELKS” below.  The contract price of the commodity futures contract is subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds.  These additional variables may create additional investment risks that cause the value of the ELKS to be more volatile than the values of traditional securities.  As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities.  Many commodities are also highly cyclical.  The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

▪
The market price of Brent crude oil will affect the value of the ELKS.  Because the ELKS are linked to the performance of the contract price of the commodity futures contract, we expect that generally the market value of the ELKS will depend in part on the market price of Brent crude oil.  The price of IPE brent blend crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities.  Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries  (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes).  It is not possible to predict the aggregate effect of all or any combination of these factors.

▪
Futures contracts on Brent crude oil are the benchmark crude oil contracts in European and Asian markets.  Because futures contracts on Brent crude oil are the benchmark crude oil contracts in European and Asian markets, the commodity futures contract will be affected by economic conditions in Europe and Asia.  A decline in economic activity in Europe or Asia could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the value of the commodity futures contract and, therefore, the ELKS.

▪
The contract price of the commodity futures contract is determined by reference to the official settlement price of Brent crude oil futures contracts as determined by ICE Futures Europe, and there are certain risks relating to the contract price of the commodity futures contract being determined by ICE Futures Europe.  Futures contracts on Brent crude oil are traded on ICE Futures Europe.  The contract price of the commodity futures contract will be determined by reference to the official settlement price on ICE Futures Europe of the commodity futures contract, stated in U.S. dollars per barrel, as made public by ICE Futures Europe.  Investments in securities linked to the value of commodity futures contracts that are traded on non-U.S. exchanges, such as ICE Futures Europe, involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

▪
A decision by ICE Futures Europe to increase margin requirements for Brent crude oil futures contracts may affect the contract price of the commodity futures contract.  If ICE Futures Europe increases the amount of collateral required to be posted to hold positions in the futures contracts on Brent crude oil (i.e. the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the contract price of the commodity futures contract to decline significantly.

▪
The ELKS do not offer direct exposure to commodity spot prices.  The ELKS are linked to the commodity futures contract, which reflects the price of a futures contract, not a physical commodity (or its spot price).  The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity.  A variety of factors can lead to a disparity

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between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity.  The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa).  Accordingly, the ELKS may underperform a similar investment that is linked to commodity spot prices.

▪
Single commodity futures contract prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.  The ELKS are linked exclusively to the commodity futures contract and not to a diverse basket of commodities or commodity futures contracts or a broad-based commodity index.  The contract price of the commodity futures contract may not correlate to the price of commodities or commodity futures contracts generally and may diverge significantly from the prices of commodities or commodity futures contracts generally. Because the ELKS are linked to the price of a single commodity futures contract, they carry greater risk and may be more volatile than ELKS linked to the prices of multiple commodities or commodity futures contracts or a broad-based commodity index.

▪
Owning the ELKS is not the same as owning Brent crude oil futures contracts.  The return on your ELKS will not reflect the return you would realize if you actually purchased Brent crude oil futures contracts, or exchange-traded or over-the-counter instruments based on Brent crude oil futures contracts.  You will not have any rights that holders of such assets or instruments have.

▪
Suspensions or disruptions of market trading in the commodity markets and related futures markets may adversely affect the price of the commodity futures contract, and therefore the value of the ELKS.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the price of the commodity futures contract and, therefore, the value of your ELKS.

▪
Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the ELKS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the ELKS on or prior to the pricing date and prior to maturity could have adversely affected, and may continue to adversely affect the value of the commodity futures contract.  Any of these hedging or trading activities on or prior to the pricing date could have affected the price of the commodity futures contract and, accordingly, potentially increase the initial contract price used to calculate the downside threshold price and, therefore, potentially increase the downside threshold price relative to the price of the commodity futures contract absent such hedging or trading activity.  Additionally, such hedging or trading activities during the term of the ELKS could potentially affect whether the contract price of the commodity futures contract is at or below the downside threshold price on the valuation date and, therefore, whether you will receive the stated principal amount per ELKS or an amount in cash per ELKS equal to the stated principal amount multiplied by the contract performance factor (which will be less than the stated principal amount).  It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the ELKS declines.

▪
Secondary trading may be limited.  The ELKS will not be listed on a securities exchange.  There may be little or no secondary market for the ELKS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the ELKS easily.  JPMS may act as a market maker for the ELKS, but is not required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the ELKS, the price at which you may be able to trade your ELKS is likely to depend on the price, if any, at which JPMS is willing to buy the ELKS.  If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the ELKS.

▪
The tax consequences of an investment in the ELKS are unclear. There is no direct legal authority as to the proper U.S. federal income tax treatment of the ELKS, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the ELKS.  Insofar as we have tax reporting responsibilities with respect to your ELKS, we expect to treat them for U.S. federal income tax purposes as units each comprising: (i) a cash-settled put option written by you to us with respect to the Brent crude oil futures contracts and (ii) a deposit of $1,000 per $1,000 principal amount of ELKS to secure your potential obligation under the put option.  The IRS might not accept, and a court might not uphold, this treatment.  If the IRS were successful in asserting an alternative treatment for the

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Commodity ELKS® Securities due January 25, 2013
Based on the Performance of a Brent Crude Oil Futures Contract

ELKS, the timing and character of income on the ELKS could differ materially and adversely from our description herein.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the ELKS would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ELKS, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the ELKS are the timing and character of income or loss (including whether the Put Premium, as defined below in “Tax considerations” might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.  Both U.S. and Non-U.S. Holders should review carefully the section entitled “Tax Considerations” in this pricing supplement and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the ELKS, including possible alternative treatments and the issues presented by this notice.

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Historical Information

Information as of market close on July 20, 2012:

Bloomberg Ticker Symbol:	CO1	52 Week High (on 3/13/2012)	$126.22
Current Contract Price:	$106.83	52 Week Low (on 6/21/2012):	$89.23
52 Weeks Ago:	$76.22

The table below sets forth the published high and low contract prices, as well as end-of-quarter contract prices, of the commodity futures contract for each quarter in the period from January 1, 2007 through July 20, 2012.  The contract price of the commodity futures contract on July 20, 2012 was $106.83.  The associated graph shows the contract prices of the commodity futures contract for each day in the same period.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.

The historical performance of the commodity futures contract should not be taken as an indication of its future performance, and no assurance can be given as to the price of the commodity futures contract at any time, including on the valuation date.

Front-Month Brent Crude Oil Futures Contract	High ($)	Low ($)	Period End ($)
2007
First Quarter	$68.10	$51.70	$68.10
Second Quarter	$72.18	$64.44	$71.41
Third Quarter	$80.03	$68.69	$79.17
Fourth Quarter	$95.76	$76.58	$93.85
2008
First Quarter	$107.55	$86.62	$100.30
Second Quarter	$140.31	$100.17	$139.83
Third Quarter	$146.08	$89.22	$98.17
Fourth Quarter	$95.33	$36.61	$45.59
2009
First Quarter	$53.50	$39.55	$49.23
Second Quarter	$71.79	$48.44	$69.30
Third Quarter	$75.51	$60.43	$69.07
Fourth Quarter	$79.69	$67.20	$77.93
2010
First Quarter	$82.70	$69.59	$82.70
Second Quarter	$88.94	$69.55	$75.01
Third Quarter	$82.68	$71.45	$82.31
Fourth Quarter	$94.75	$81.10	$94.75
2011
First Quarter	$117.36	$93.33	$117.36
Second Quarter	$126.65	$105.12	$112.48
Third Quarter	$118.78	$102.57	$102.76
Fourth Quarter	$115.00	$99.79	$107.38
2012
First Quarter	$126.22	$109.81	$122.88
Second Quarter	$125.43	$89.23	$97.80
Third Quarter (through July 20, 2012)	$107.80	$97.34	$106.83

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The Front-Month Brent Crude Oil Futures Contract – Daily Contract Prices January 1, 2007 to July 20, 2012

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Commodity ELKS® Securities due January 25, 2013
Based on the Performance of a Brent Crude Oil Futures Contract

Additional Information About the ELKS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Record date:	The record date for each coupon payment date is the date one business day prior to that coupon payment date.
Postponement of maturity date:
If the scheduled maturity date is not a business day, then the maturity date will be the following business day.  If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the ELKS will be postponed to the third business day following that valuation date as postponed.

Consequences of a hedging disruption event:
If the payment on your ELKS is accelerated due to the occurrence of a commodity hedging disruption event, we will pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent.  Under these circumstances, you will receive no further coupon payments, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment.  See “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I and “Risk Factors — We may accelerate your ELKS if a commodity hedging disruption event occurs” in this pricing supplement.

Minimum ticketing size:	1 ELKS
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
Tax considerations:
Prospective investors should note that the discussion under the section called “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement does not apply to the ELKS issued under this pricing supplement and is superseded by the following discussion.

The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the ELKS.  It applies to you only if you are an initial holder of ELKS purchasing the ELKS at the issue price for cash and if you hold the ELKS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular circumstances or if you are a holder subject to special treatment under the U.S. federal income tax laws, such as:

•      a financial institution;

•      a “regulated investment company” as defined in Code Section 851;

•      a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

•      a dealer in securities;

•      a person holding ELKS as part of a “straddle” or conversion transaction or who has entered into a “constructive sale” with respect to the ELKS;

•      a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•      a trader in securities who elects to apply a mark-to-market method of tax accounting; or

•      a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this pricing supplement, changes to any of which, subsequent to the date of this pricing supplement, may affect the tax consequences described herein.  The effects of any applicable state, local or foreign tax laws and the potential application of the provision of the Code known as the Medicare contribution tax are not discussed.  You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the ELKS), as well as any tax consequences arising under the laws of any state, local or foreign

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Based on the Performance of a Brent Crude Oil Futures Contract

jurisdictions.

Tax Treatment of the ELKS

Based on current market conditions, in determining our reporting responsibilities we intend to treat the ELKS for U.S. federal income tax purposes as units each comprising: (i) a cash-settled put option written by you (a “Put Option”) to us with respect to the Brent crude oil futures contracts and (ii) a deposit of $1,000 per $1,000 principal amount of ELKS to secure your potential obligation under the Put Option (the “Deposit”).  Under this approach, a portion of each Coupon made with respect to the ELKS will be treated as interest on the Deposit, and the remainder as premium paid to you in consideration of your entry into the Put Option (a “Put Premium”).  By purchasing the ELKS, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described in the following sentence.  Under this approach, in determining our reporting responsibilities, we intend to treat approximately 6.78% of each interest payment made with respect to the ELKS as interest on the Deposit, and the remainder as premium paid to you in consideration of your entry into the Put Option (a “Put Premium”).  No statutory, judicial or administrative authority directly addresses the treatment of the ELKS (or similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper treatment. While other treatments of the ELKS could be asserted by the IRS, as discussed below, the following discussion assumes the treatment and allocation described above are respected, except where otherwise indicated.

Tax Consequences to U.S. Holders

You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of ELKS that is:

•      a citizen or individual resident of the United States;

•      a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•      an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment as Units Each Comprising a Put Option and a Deposit

If the treatment of the ELKS as units each comprising a Put Option and a Deposit is respected, the following is a discussion of the material U.S. federal income tax consequences of owning and disposing of the ELKS.

Tax Treatment of Coupon Payments.  Because the term of the ELKS is not more than one year, the Deposit will be treated as a short-term obligation for U.S. federal income tax purposes.  Under the applicable Treasury regulations, the Deposit will be treated as being issued at a discount equal to the sum of all Coupon payments to be made with respect to the Deposit.  Accordingly, accrual-method holders, and cash-method holders who so elect, will be required to include the discount in income as it accrues on a straight-line basis, unless they elect to accrue the discount on a constant-yield method based on daily compounding.  Cash-method holders who do not elect to accrue the discount in income currently will be required to include interest paid on the Deposit upon its receipt.  Additionally, cash-method holders who do not elect to accrue the discount in income currently will be required to defer deductions for interest paid on any indebtedness incurred to purchase or carry their ELKS in amounts not exceeding accrued discount that has not been included in income.

Put Premium will be taken into account as described below.

Sale or Exchange of the ELKS. Upon sale or exchange of ELKS prior to maturity, you generally will be required to recognize an amount of short-term capital gain or loss equal to the difference between (i) the proceeds received minus the amount of accrued but unpaid discount on the Deposit and (ii) the purchase price you paid for the ELKS minus the total Put Premium you have received from us.  This amount represents the net of the gain or loss attributable to the termination of the Put Option and the gain or loss attributable to the sale of the Deposit.  You will recognize interest income with respect to accrued discount on the Deposit that you have not previously included in income.  You should consult your tax adviser regarding the separate determination of gain or loss with respect to the Put Option and the Deposit.

Tax Treatment at Maturity.  If ELKS are held to maturity and the Put Option expires unexercised (i.e., you receive a cash payment at maturity equal to the amount of the Deposit plus the final Coupon payment, which will be treated as described above), you will recognize short-term capital gain equal to

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Commodity ELKS® Securities due January 25, 2013
Based on the Performance of a Brent Crude Oil Futures Contract

 the sum of all Put Premium payments received.

If the ELKS are held to maturity and the Put Option is exercised (i.e., you receive an amount in cash equal to the stated principal amount multiplied by the contract performance factor (the “Cash Value”), plus the final Coupon payment, which will be treated as described above), you will be deemed to have applied a portion of the Deposit toward the cash settlement of the Put Option.  In that case, you will recognize short-term capital gain or loss in an amount equal to the difference between (i) the Cash Value plus the total Put Premium received and (ii) the Deposit.

Other Possible Tax Treatments

The IRS might treat the ELKS as indivisible debt instruments, despite the uncertainty as to what you will receive at maturity.  In this event, while they would be subject to the general rules applicable to the Deposit that are described above, a number of aspects of this treatment would be uncertain because the amount due at maturity is not fixed.  In addition, you could be subject to special reporting requirements if any loss exceeded certain thresholds.

In 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the ELKS would be viewed as similar to the typical prepaid forward contract described in the notice, or whether the scope of the notice extends to short-term instruments such as the ELKS, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ELKS, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for U.S. Holders of the ELKS are the timing and character of income or loss (including whether the Put Premium might be currently included as ordinary income).  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the ELKS, including possible alternative treatments and the issues presented by this notice.
Tax Consequences to Non-U.S. Holders

You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of ELKS that is:

•      a nonresident alien individual;

•      a foreign corporation; or

•      a foreign estate or trust.

You are not a “Non-U.S. Holder” for purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition.  In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale or exchange of the ELKS (including redemption at maturity).

Any income or gain from the ELKS should not be subject to U.S. federal income tax (including withholding tax) if you provide a properly completed IRS Form W-8BEN and these amounts are not effectively connected with your conduct of a U.S. trade or business. However, among the issues addressed in the notice described above in “—Tax Consequences to U.S. Holders—Other Possible Tax Treatments” is the degree, if any, to which income with respect to instruments described therein should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the withholding tax consequences of an investment in the ELKS, possibly with retroactive effect.

If you are engaged in a U.S. trade or business, and if income or gain from the ELKS is effectively connected with your conduct of that trade or business, although exempt from the withholding tax discussed above, you generally will be taxed in the same manner as a U.S. Holder.  You will not be subject to withholding if you provide a properly completed IRS Form W-8ECI.  If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of ELKS, including the possible imposition of a 30% branch profits tax if you are a corporation.

Federal Estate Tax

Individual Non-U.S. Holders, and entities the property of which is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the ELKS are likely to be treated as U.S. situs property, subject to U.S. federal estate tax.  These individuals and entities should consult their tax advisers

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Commodity ELKS® Securities due January 25, 2013
Based on the Performance of a Brent Crude Oil Futures Contract

regarding the U.S. federal estate tax consequences of investing in the ELKS.

Backup Withholding and Information Reporting

You may be subject to information reporting.  You may also be subject to backup withholding on payments in respect of the ELKS unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules.  If you are a Non-U.S. Holder, you will not be subject to backup withholding if you provide a properly completed IRS Form W-8 appropriate to your circumstances.  Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

THE TAX CONSEQUENCES TO YOU OF OWNING AND DISPOSING OF ELKS ARE UNCLEAR.  YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF ELKS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

Use of proceeds and hedging:
The net proceeds we receive from the sale of the ELKS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the ELKS.

For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement no. 2-I.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. 2-I
Supplemental plan of distribution:
Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the ELKS in the secondary market, but is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the ELKS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-43 of the accompanying product supplement no. 2-I.

Validity of the ELKS:
In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the ELKS offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such ELKS will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.   In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the ELKS and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

Payment upon an event of default:
Notwithstanding anything to the contrary in the accompanying product supplement no. 2-I, upon any acceleration of the ELKS due to the occurrence of an event of default, any interest will be calculated on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed from and including the previous coupon payment date for which interest was paid.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or Morgan Stanley Smith Barney’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number (800) 869-3326).

Where you can find more information:
You should read this document together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these ELKS are a part, and the more detailed information contained in product supplement no. 2-I dated November 14, 2011.

This document, together with the documents listed below, contains the terms of the ELKS, supplements the preliminary terms related hereto dated July 17, 2012, and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. MS-4-I, as the ELKS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the

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Based on the Performance of a Brent Crude Oil Futures Contract

ELKS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. 2-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007591/e46165_424b2.pdf
• Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
• Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, the “Company,” “we,” “us,” and “our” refer to JPMorgan Chase & Co.

July 2012	Page 17